Exhibit 99.1

FOR IMMEDIATE RELEASE -
SMITH MICRO TO ACQUIRE ASSETS OF INSIGNIA SOLUTIONS, PLC,
DEVELOPER OF MOBILE DEVICE MANAGEMENT SOFTWARE
Smith Micro Significantly Expands Its International Presence In Europe And Asia To Support
The Demand For Its Growing Line Of Mobile Solutions
ALISO VIEJO, CA and 3GSM CONFERENCE, BARCELONA, SPAIN — February 11, 2007 — Smith Micro Software, Inc. (NASDAQ: SMSI), a developer and marketer of a wide range of software and services for the wireless market, and Insignia Solutions, plc (OTC: INSGY), a pioneer in mobile device management and a key provider of provisioning-infrastructure software to mobile operators and device manufacturers around the world, jointly announced a definitive agreement for Smith Micro to acquire substantially all of the assets of Insignia Solutions, including its mobile device management business.
Insignia’s Device Management Suite is an intelligent device management system that enhances subscriber satisfaction with increasingly complex mobile services. Insignia has combined powerful device and service provisioning capabilities, along with diagnostics, client device software management, and content and firmware provisioning to form the comprehensive Device Management Suite. The Suite also features ICE, which provides intelligent, targeted provisioning and automated device management to further improve the end-user’s experience and to drive new revenue-generating services for carriers. The platform has been licensed to more than 25 leading mobile operators around the world.
“The integration of Insignia’s Device Management Suite with our QuickLink Mobile offerings will enhance our ability to address the critical need for effective device management in the mobile communications market,” said William W. Smith, Jr., Smith Micro’s President and CEO. “This acquisition delivers on our commitment to invest in businesses that broaden our capabilities for our customers and to provide strong returns for our shareholders. Additionally, this acquisition provides us a unique opportunity to cross sell our wireless technologies into the Insignia carrier base while simultaneously introducing the Insignia mobile Device Management Suite to our existing customer base.”

As a member of the Open Mobile Alliance (OMA), Insignia Solutions enables mobile operators and terminal manufacturers to manage a diverse community of mobile devices. The company’s Open Management Client (OMC) delivers state-of-the-art management features including remote firmware updates, data synchronization and advanced device management and configuration capabilities. The OMC is licensed both to mobile phone vendors and providers of software platforms integrated into today’s advanced mobile phones.
“We are proud of what we have built at Insignia Solutions and view this as a great combination,” said Mark McMillan, President and CEO of Insignia Solutions, plc. “The dramatic increase in mobile phones and their associated complexity is proving to be both a significant opportunity and a challenge for mobile operators and phone manufacturers. Our intelligent Device Management Suite and industry-leading client solutions combined with Smith Micro’s QuickLink Mobile offerings will meet customer and partner demands for quality, enterprise-class products and solutions better than ever.”
Pursuant to the terms of the agreement, Smith Micro will purchase substantially all of the assets of Insignia Solutions for cash and cancellation of debt, and will assume certain liabilities of Insignia, for a total deal value of $18,575,000. The completion of the transaction is subject to certain closing conditions
Smith Micro has extensive experience developing innovative software solutions for the wireless industry. Its leading-edge products simplify communications over both Wireless Wide Area Networks (WWANs) and Wireless Local Area Networks (WLANs). Over 5 million licenses of Smith Micro’s QuickLink Mobile technology have been shipped in just the last several years, making QuickLink Mobile the preferred choice of carriers and end-users alike. Smith Micro’s industry leading multimedia products like QuickLink Music are trend setters for carriers worldwide.
About Smith Micro Software:
Smith Micro Software, Inc., headquartered in Aliso Viejo, CA, is a developer and marketer of wireless communications and utility software products for multiple OS platforms. The company designs easy-to-use software for personal computing and business solutions around the world. With a focus on wireless and broadband technologies and the Internet, the company’s products and services enable wireless communications, security and device management, file and image compression, digital image and music management. Smith Micro’s complete line of products is available through retail stores, Value-Added Resellers (VARs), Smith Micro’s consumer, enterprise, wireless sales groups and the company’s websites. Smith Micro’s common stock trades on The NASDAQ Global Market® under the symbol SMSI.
About Insignia Solutions:
Insignia enables mobile operators and terminal manufacturers to manage a growing, complex and diverse set of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Insignia’s Device Management Suite is a complete standards-based mobile device management offering, including client provisioning technologies supported by most of the mobile devices in the past, OMA-DM (Open Mobile Alliance — Device Management) based technology used by current mobile devices and future OMA-DM based technologies. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia is headquartered in Campbell, California, with research and development and European operations based in Stockholm, Sweden as well as a regional office in Seoul, Korea. For additional information about Insignia or its products, please visit www.insignia.com.
Safe Harbor Statement: This release contains forward-looking statements that involve risks and uncertainties, including without limitation forward-looking statements relating to the pending acquisition of Insignia, the anticipated timing of the closing of the acquisition, the expected benefits of the acquisition to Smith Micro and integration of Insignia’s products and technologies with those of Smith Micro. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are Smith Micro’s ability to complete the acquisition of Insignia and integrate Insignia products and technologies with those of Smith Micro customer acceptance of those new products and technologies, new and continuing adverse economic conditions and the company’s ability to compete effectively with other software companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q,, could cause actual results to differ materially from those presented in any forward-looking statements. Smith Micro assumes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Smith Micro, the Smith Micro logo and QuickLink, are trademarks or registered trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.
PRESS INQUIRIES:
Nisha Kapoor
Smith Micro Software, Inc.
+ 1 (949) 362-8510
nkapoor@smithmicro.com

INVESTOR RELATIONS INQUIRIES:
Bruce T. Quigley
Smith Micro Software, Inc.
Vice President of Business Development and
Investor Relations
+1 (949) 362-5800
bruce.quigley@smithmicro.com

George Monk
Insignia Solutions, PLC
CFO
+1 (408) 874-2613
Charles Messman, Todd Kehrli MKR Group +1 (323) 468-2300 smsi@mkr-group.com